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                                                                    EXHIBIT 23.3

March 22, 2002



     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington, D.C. 20549

          Re: IMCO Recycling Inc. - Release No. 34-45590

     Ladies and Gentlemen:

     Arthur Andersen Wirtschaftsprufungsgesellschaft Steuerberatungsgesellschaft mbH ("Andersen") has issued a manually signed audit report dated January 25, 2002 with regards to the financial statements of VAW-IMCO Guss und Recycling GmbH ("VAW-IMCO") included in the Annual Report on Form 10-K for IMCO Recycling Inc. (the "Company") (Commission File No. 1-7170) for its fiscal year ended December 31, 2001. VAW-IMCO is a 50%-owned subsidiary of the Company. In accordance with Temporary Note 3T to Article 3 of Regulation S-X, please be advised as follows:

     Andersen has represented to IMCO Recycling Inc. through written assurances that their audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit engagement, availability of U.S. national office consultation and availability of Andersen personnel to conduct the relevant portions of the audit.

     Sincerely,

     IMCO Recycling Inc.

     By:  /s/ ROBERT R. HOLIAN
          -----------------------------------
          Robert R. Holian
          Senior Vice President and Controller